Exhibit 10.1

[Sunoco Logo]

June 30, 2009

Brian MacDonald

2153 Hilton Head

Round Rock TX 78664

Dear Brian,

Congratulations! I am delighted that you have accepted our verbal offer to join Sunoco as Senior Vice President and Chief Financial Officer, effective August 10, 2009. Contained herein are the specifics of an offer to you to join Sunoco, Inc.

You are required to complete a physical examination and substance screening as soon as possible prior to your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer. This offer is subject to Compensation Committee approval of this offer letter and associated equity awards, a satisfactory result on the substance screening, a customary background and reference check, and Board approval of your election as Senior Vice President and Chief Financial Officer which will be sought prior to the effective date.

Compensation

Cash

For 2009, your annual salary will be $650,000 and your target bonus under the annual Executive Incentive Plan (“EIP”) will be 80% of your salary or $520,000, for total annualized targeted cash compensation of $1,170,000. The actual annual bonus earned can range from 0% to 200% of target depending on how well the Company performs. Since 2009 will be a partial year, any salary will be earned based on the portion of the year you actually serve, and your EIP amount also will be pro rated based on the portion of the year you actually serve. The performance metrics for the 2009 EIP include Operating Income After Tax, Return on Capital Employed as compared to a select group of peer companies and Health, Environmental and Safety performance. These performance metrics were established by the Compensation Committee for 2009 and are subject to change in future years at the discretion of the Committee.

June 30, 2009

You will also be granted a one-time cash award of $300,000 on the first payday after your hire date and one-time cash award of $400,000 on the six-month anniversary of your employment, both paid net of taxes. If you leave voluntarily or you are terminated by the Company for “just cause”, as defined in the Sunoco, Inc. Special Executive Severance Plan, before the 36-month anniversary of your start date, you will be required to reimburse the Company the full amount of the one-time cash award of $300,000.

Equity

Subject to Compensation Committee approval, you will awarded a one-time grant of restricted share units equal in value to $2,200,000 at the date of grant, which will be August 31, 2009. The number of share units awarded will be determined on the date of grant, by dividing the targeted value by the closing common stock share price on the grant date. The share units will vest, on the third anniversary of the date of grant. The distribution will be made to you in the form of net common shares after taxes within 30 days after the vesting date. Dividend equivalents accrued up through the vesting date will be paid in cash net of required taxes. A voluntary termination by you or termination by the Company for any reason, other than pursuant to a change in control, will result in the forfeiture of unvested share units. All long-term incentive awards granted to our executives are made under the Company’s Long-Term Performance Enhancement Plan II (“LTPEPII”), and you will receive a separate award document related to this sign-on equity award at the grant date.

You will also receive one-time equity grants equal in value to approximately $1,700,000. This grant will be equally split in value between stock options, calculated under the valuation method used by the Company’s compensation consultant, and performance-based Common Stock Units (“CSUs”) using the closing common stock share price at the time of grant to value the number of CSUs. The grant date will be August 31, 2009. The performance-based CSUs have historically measured the Company’s performance over the three calendar years following the grant date. For the most recent CSUs granted in December 2008, the performance measure is Total Shareholder Return measured against the proxy peer companies. Please note that the performance metrics are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee.

June 30, 2009

At the March 2010 Compensation Committee meeting, you will receive equity grants equal in value to approximately $1,600,000, subject to Compensation Committee approval. The grants will be equally split in value between stock options, calculated under the valuation method used by the Company’s compensation consultant, and performance-based Common Stock Units (“CSUs”) using the closing common stock share price at the time of grant to value the number of CSUs. The performance-based CSUs have historically measured the Company’s performance-based over the three calendar years following the grant date. The CSU performance metrics are reviewed and will be approved at the March 2010 Compensation Committee meeting, with the performance period beginning January 1, 2010. As noted in the previous paragraph, for the most recent CSUs granted in December 2008, the performance measure is Total Shareholder Return measured against the proxy peer companies. Please note that the performance metrics are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. The March 2010 equity awards will be made under LTPEP II, and you will receive separate award documents.

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines that are expected to be met within 5 years. The ownership guidelines, expressed as a multiple of base salary, vary by job level. For the 2009, the guideline is currently 3 times the annual salary. Restricted share units and CSUs do not count toward these share ownership guidelines until fully vested, and stock options do not count toward these guidelines until exercised, and, in each case, only the underlying shares received and held.

Relocation

Sunoco’s relocation policy will be made available to you and includes temporary living arrangements and reimbursement for all reasonable and customary home purchase costs, moving, storage and other incidental relocation expenses. This relocation benefit will also include up to a $160,000 stop loss on home sale which will expire one year from your hire date. If you leave voluntarily or you are terminated by the Company for “just cause”, as defined in the Sunoco, Inc. Special Executive Severance Plan, before the 36-month anniversary of your start date, you will be required to reimburse the Company the full amount of any stop loss on home sale paid by the Company.

June 30, 2009

Vacation

You will be entitled to 20 days of paid vacation annually. In addition, you will also be allocated two floating holidays each year. These floating holidays are in addition to the normal Company designated holidays.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees including comprehensive health plans, disability, life insurance, savings and pension plans. The disability plan requires a mandatory employee contribution of 0.5% of base pay annually.

You will be entitled to and encouraged to have a thorough annual physical examination performed at no cost to you.

You will participate in the Company’s non-qualified Sunoco, Inc. Executive Retirement Plan (“SERP”) as well as its qualified cash balance pension plan. The SERP provides for a mid-career 2.25% accrual rate for each year multiplied by your final average pay as defined in the plan. The SERP benefit is reduced by amounts accrued under any other Sunoco pension plans. The Sunoco savings plan, SunCAP, matches your contribution up to 5% of your salary. Eligibility for the Company match commences after one year of service. Matching amounts in excess of statutory limits will be provided in the Company’s non-qualified Savings Restoration Plan.

Every executive, including the Chief Financial Officer, is an employee at will. You will be eligible to participate in the Sunoco, Inc. Executive Involuntary Severance Plan, which provides severance payments in the event of an involuntary termination other than for cause. You will also be eligible to participate in the Sunoco, Inc. Special Executive Severance Plan, which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control, except that you will not be eligible for the gross-up payment and the associated benefits provided in Section 4.7 “Parachute Payments” of the plan.

Sunoco currently provides former employees with post-employment medical benefits. To be eligible for subsidized medical benefits under the current plan, you must be at least 55 years of age and have a minimum of 10 years of service. To participate in the plan without a subsidy, you must be at least 55 years of age and have a minimum of 5 years of service.

June 30, 2009

More complete descriptions of Sunoco’s plans including the Summary Plan Descriptions and plan documents are included. The Board and/or the Company does reserve the right to make changes to its employee policies, procedures and plans at any time.

Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page.

Brian, once again, congratulations! We are pleased to have you join the Sunoco team.

Sincerely,

/s/ Lynn L. Elsenhans
Lynn L. Elsenhans

I accept this offer to be Senior Vice President and Chief Financial Officer of Sunoco, Inc.

/s/ Brian P. MacDonald
Signature